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                                                                     EXHIBIT 11B


                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                              Three Months Ended
                                                                  March  31
                                                              -----------------
                                                               2000       1999
                                                              ------     ------

Average number of shares used to compute basic earnings
         per share                                              48.4       49.4

Shares issuable upon assumed exercise of stock options,
       reduced by the number of shares which could have
       been purchased with the proceeds from exercise
       of such options                                            .7        1.0

Common stock issuable upon assumed conversion of
       preferred stock                                            .1         .1
                                                              ------     ------

Total shares                                                    49.2       50.5
                                                              ======     ======

Net income, as adjusted per basic computation                 $ 40.6     $ 39.2

Add - Dividends paid and accrued on preferred stock               --         --
                                                              ------     ------

Net income, as adjusted                                       $ 40.6     $ 39.2
                                                              ======     ======

Diluted net income per share                                  $  .82     $  .78
                                                              ======     ======

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